UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.  )
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EMS TECHNOLOGIES, INC.

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NEWS RELEASE CONTACTS: Jennifer Grigas EMS Media Relations 770.595.2448 (t) grigas.j@ems-t.com

Denise DesChenes / Robin Weinberg Sard Verbinnen & Co 212.687.8080 ems@sardverb.com
EMS TECHNOLOGIES ISSUES STATEMENT IN RESPONSE
TO FILED MMI LETTER
EMS Board Committed to Acting in Best Interests of All Shareholders
ATLANTA — May 3, 2011 — EMS Technologies, Inc. (Nasdaq: ELMG) (“EMS”) today provided the following statement in response to MMI Investments’ letter filed with the Securities and Exchange Commission on Monday, May 2, 2011.
“As we publicly announced, our full Board is engaged in a thorough process to evaluate strategic alternatives for EMS, including a sale of the Company or one or more of its businesses. In fact, we have offered MMI an opportunity to be involved in that process at the Board level. We remain committed to maximizing shareholder value through a comprehensive due diligence and negotiation process. Our Board is committed to acting in our shareholders’ best interests and we look forward to updating all our shareholders on the results of this process when it’s completed.”
In addition, the Board noted that the MMI suggestions in its letter have either previously been implemented by the Board or are simply wrong. Specifically, the Board emphasized that:
•	It takes seriously its duty to act in the best interests of all EMS shareholders, and understands fully its role and responsibilities in this process. To that end, the Board is actively involved in the process, working closely with a team of advisors well versed in mergers and acquisitions processes. BofA Merrill Lynch is serving as financial advisor, and King & Spalding LLP and Kirkland & Ellis LLP are serving as legal counsel to EMS and its Board of Directors.

•	While MMI is insisting that EMS establish a special committee of the Board to oversee this process, the Board believes that EMS’s shareholders are best served by the full Board actively overseeing this critical process, which it expects will include the review and evaluation of potential offers.

•	EMS’s advisors have substantial experience in conducting strategic review processes and are working closely with the Board to conduct a thorough process that includes handling incoming inquiries as well as additional outreach to the universe of potential buyers of either the whole or parts of the Company.

•	EMS’ Board, with assistance from its experienced advisors, has carefully constructed this process to ensure that interested parties have sufficient time to meet with management, obtain information about the company, and present well-informed offers, and that the Board has adequate time to carefully consider all offers and act in the best interests of EMS’ shareholders.

•	The EMS Board appreciates the positive feedback from shareowners as it carries out its responsibilities during this process, and is disappointed that MMI’s actions have become an unnecessary distraction. The

Board encourages the cooperation of MMI during this process, and believes that such cooperation would further the interests of all shareholders.
For Information please contact:
Jennifer Grigas
 EMS Media Relations
 770.595.2448 (t)
 grigas.j@ems-t.com
Denise DesChenes / Robin Weinberg
 Sard Verbinnen & Co
 212.687.8080
 ems@sardverb.com
SOURCE: EMS Technologies
# # #
About EMS Technologies, Inc.
As one of the world’s leading providers of wireless connectivity solutions, EMS Technologies, Inc. keeps people and systems connected — on land, at sea, in the air or in space. EMS offers industry-leading technology to support Aero Connectivity and Global Resource Management markets though a broad range of cutting-edge satellite and terrestrial network products; helping businesses, assets and people stay connected and promoting universal mobility, visibility and intelligence. EMS (NASDAQ: ELMG) serves customers through operations in 12 countries.
www.ems-t.com
Additional Information and Where to Find It
In connection with the proxy contest initiated by MMI Investments, L.P., EMS Technologies, Inc. (the “Company”) has filed a preliminary Proxy Statement for the 2011 Annual Meeting of Shareholders with the Securities and Exchange Commission (the “SEC”). Shareholders are urged to read the Proxy Statement, as well as other documents filed with the SEC, because they will contain important information. The definitive Proxy Statement will be mailed to shareholders of the Company. Shareholders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the Company’s website (www.ems-t.com) under the heading “Investor Relations”, at the SEC’s website (www.sec.gov), or by contacting the Company at (770) 729-6512. Shareholders should read carefully the definitive proxy statement and WHITE proxy card when they become available before making any voting decision.
Information Regarding
EMS Technologies, Inc. (the “Company”) filed a definitive Proxy Statement for the 2011 Annual Meeting of Shareholders with the Securities and Exchange Commission (the “SEC”) on March 23, 2011. Shareholders are urged to read the Proxy Statement, as well as other documents filed with the SEC, because they contain important information. The definitive Proxy Statement and other documents filed with the SEC concerning the Company are available free of charge at the Company’s website (www.ems-t.com) under the heading “Investor Relations”, at the SEC’s website (www.sec.gov), or by contacting the Company at (770) 729-6512.

The Company, its directors and certain of its officers and employees are participants in a solicitation of proxies in connection with the Company’s 2011 Annual Meeting of Shareholders. Information with respect to the identity of these participants in the solicitation and a description of their direct or indirect interest in the Company, by security holdings or otherwise, is contained in the definitive Proxy Statement filed with the SEC on March 23, 2011.
Forward-Looking Statements
Statements contained in this press release regarding the Company’s expectations for its financial results for 2011 and the potential for various businesses and products are forward looking statements. Actual results could differ materially from those statements as a result of a wide variety of factors. Such factors include, but are not limited to economic conditions in the U.S. and abroad and their effect on capital spending in our principal markets; difficulty predicting the timing of receipt of major customer orders, and the effect of customer timing decisions on our results; our successful completion of technological development programs and the effects of technology that may be developed by, and patent rights that may be held or obtained by, competitors; U.S. defense budget pressures on near-term spending priorities; uncertainties inherent in the process of converting contract awards into firm contractual orders in the future; volatility of foreign currency exchange rates relative to the U.S. dollar and their effect on purchasing power by international customers, and on the cost structure of the our operations outside the U.S., as well as the potential for realizing foreign exchange gains and losses associated with assets and liabilities denominated in foreign currencies; successful resolution of technical problems, proposed scope changes, or proposed funding changes that may be encountered on contracts; changes in our consolidated effective income tax rate caused by the extent to which actual taxable earnings in the U.S., Canada and other taxing jurisdictions may vary from expected taxable earnings, changes in tax laws, and the extent to which deferred tax assets are considered realizable; successful transition of products from development stages to an efficient manufacturing environment; changes in the rates at which our products are returned for repair or replacement under warranty; customer response to new products and services, and general conditions in our target markets (such as logistics and space-based communications) and whether these responses and conditions develop according to our expectations; the increased potential for asset impairment charges as unfavorable economic or financial market conditions or other developments might affect the estimated fair value of one or more of our business units; the success of certain of our customers in marketing our line of high-speed commercial airline communications products as a complementary offering with their own lines of avionics products; the availability of financing for various mobile and high-speed data communications systems; risk that unsettled conditions in the credit markets may make it more difficult for some customers to obtain financing and adversely affect their ability to pay, which in turn could have an adverse impact on our business, operating results and financial condition; development of successful working relationships with local business and government personnel in connection with distribution and manufacture of products in foreign countries; the demand growth for various mobile and high-speed data communications services; our ability to attract and retain qualified senior management and other personnel, particularly those with key technical skills; our ability to effectively integrate our acquired businesses, products or technologies into our existing businesses and products, and the risk that any such acquired businesses, products or technologies do not perform as expected, are subject to undisclosed or unanticipated liabilities, or are otherwise dilutive to our earnings; the potential effects, on cash and results of discontinued operations, of final resolution of potential liabilities under warranties and representations that we made, and obligations assumed by purchasers, in connection with our dispositions of discontinued operations; the availability, capabilities and performance of suppliers of basic materials, electronic components and sophisticated subsystems on which we must rely in order to perform according to contract requirements, or to introduce new products on the desired schedule; uncertainties associated with U.S. export controls and the export license process, which restrict our ability to hold technical discussions with customers, suppliers and internal engineering resources and can reduce our ability to obtain sales from customers outside the U.S. or to perform contracts with the desired level of efficiency or profitability; our ability to maintain compliance with the requirements of the Federal Aviation Administration and the Federal Communications Commission, and with other government regulations affecting our products and their production, service and functioning; and costs associated with a recent announcement by one of shareholders that it intends to nominate four directors to our Board. Further information concerning relevant factors and risks are identified under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010.